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Frank B. O’Neil
Sr. Mary Todde President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces the Upcoming Retirement of Mary Todd Peterson
BIRMINGHAM, AL–(PRNEWSWIRE)–September 16, 2015–ProAssurance Corporation (NYSE:PRA) announced today that Mary Todd Peterson, the President of the Medmarc Insurance Group (Medmarc), will retire effective December 31, 2015. Medmarc is ProAssurance’s subsidiary providing products liability insurance for medical technology, life sciences products, and clinical trials, along with professional liability insurance for attorneys.
Ms. Peterson has served ProAssurance with distinction since 2013, when Medmarc became part of the ProAssurance family of companies. Prior to the merger into ProAssurance, Ms. Peterson spent 11 years guiding Medmarc to a position of leadership in the medical technology and life sciences insurance industry. During her career at Medmarc, she has been President, Chief Operating Officer and Chief Financial Officer and Treasurer. Prior to Medmarc, her career included 18 years in public accounting, becoming a Partner with Johnson Lambert, a certified public accounting firm specializing in services to insurance entities.
“Mary Todd guided Medmarc to extraordinary success during some of the most challenging periods in the insurance industry,” said W. Stancil Starnes, the Chairman and CEO of ProAssurance. Mr. Starnes added, “Not only has Mary Todd worked tirelessly to ensure the ultimate success of Medmarc, she has become a valuable member of the ProAssurance management team, providing guidance and insight at the highest levels of the organization. We are deeply grateful to her.”
Ms. Peterson has also made noteworthy contributions to the insurance industry, serving the Property Casualty Insurers Association of America (PCI) as a member of its Board of Governors, as the chair of the PCI’s Investment Committee and as a member of its Executive and Finance Committees. She also serves as a Director and the Audit Committee Chair for The Community Financial Corporation and its subsidiary, Community Bank of The Chesapeake.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
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